Exhibit 5.1

July 30, 2012

Harmonic Inc.

4300 North First Street

San Jose, California 95134

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the registration statement on Form S-8 filed by Harmonic Inc. (“you” or the “Company”) with the Securities and Exchange Commission on July 30, 2012 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 5,000,000 shares of the Company’s common stock (“Common Stock”) under the Company’s 1995 Stock Plan, and 450,000 shares of Common Stock under the Company’s 2002 Director Stock Plan. Such shares of Common Stock are referred to herein as the “Shares,” and such plans are referred to herein as the “Plans.” As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation